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                                                                    EXHIBIT 99.1
                               [LAMAR LETTERHEAD]


Company Contact:   Keith Istre, CFO
                   (225) 926-1000



                    LAMAR ADVERTISING COMPLETES $250 MILLION
                           CONVERTIBLE NOTES OFFERING




         BATON ROUGE, La - (BUSINESS WIRE) --- August 10, 1999 --- Lamar Advertising Company (NASDAQ: LAMR) announced today that it has completed the sale of $250,000,000 of Convertible Notes through Goldman Sachs & Co., Deutsche Banc Alex. Brown, Morgan Stanley Dean Witter and Salomon Smith Barney as underwriters. The Convertible Notes will bear interest at the rate of 5.25% per annum and will be convertible into shares of Lamar Advertising's Class A common stock at an initial conversion price of $46.25 per share. The approximately $242,900,000 proceeds from the sale of the Convertible Notes will be used to pay existing bank debt. The underwriters also have an over-allotment option to purchase up to an additional $37,500,000 of Convertible Notes, which they may exercise at any time on or before September 3, 1999.

         The offering of the Convertible Notes may be made only by means of a prospectus, a copy of which can be obtained from Lamar Advertising at 5551 Corporate Boulevard, Baton Rouge, LA 70896 or Goldman, Sachs & Co. at 85 Broad Street, New York, NY 10004.

         Lamar Advertising is a leading outdoor advertising company currently operating 107 outdoor advertising companies in 36 states, logo sign contracts in 20 states and the Province of Ontario, Canada and 23 transit advertising operations in nine states.